Charles A. Beckham, Jr.
Texas Bar No. 02016600
James W. Brewer
Texas Bar No. 02965200
Kemp, Smith, Duncan & Hammond, P.C.
P.O. Box 2800
El Paso, Texas  79999-2800
(915) 533-4424
(915) 546-5360  FAX

Brian Holthus
State Bar No. 2720
Jolley, Urga, Wirth & Woodbury
3800 Howard Hughes Parkway
Sixteenth Floor
Las Vegas, Nevada  89109
(702) 699-7500
(702) 699-7555 FAX

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEVADA

In re:

MEDMART OF NEVADA, INC. f/d/b/a                                )       Case Nos. 97-21412-RCJ
TOTAL HOME CARE, HEALTH INDUSTRIES, INC.,       )       to 97-21415-RCJ
f/d/b/a M-D MEDICAL CENTERS,                                       )
OXYCARE, INC., and                                                             )       Chapter 11
TOTAL HOMECARE, INC. a/k/a THC Homecare, Inc.,       )       JOINTLY ADMINISTERED
                                                                                                 )
Debtors.                                                                                    )




DEBTORS' AMENDED JOINT DISCLOSURE STATEMENT

TO THE COURT, CREDITORS AND PARTIES IN INTEREST:

     Medmart of Nevada, Inc., f/d/b/a Total Home Care, Health Industries, Inc., f/d/b/a M-D Medical Centers, Oxycare, Inc., and Total Homecare, Inc. a/k/a THC Homecare, Inc., the Debtors and Debtors-in-Possession in these jointly administered Chapter 11 cases (the "Debtors"), submit this their Debtors' Amended Joint Disclosure Statement as follows:

ARTICLE I
Introduction

     1.01 Purpose of This Disclosure Statement. The Debtors provide this Debtors' Amended Joint Disclosure Statement (hereafter the "Disclosure Statement") to all of their known creditors and parties in interest pursuant to Section 1125 of the Bankruptcy Code. The purpose of this Disclosure Statement is to provide adequate information of a kind, and in sufficient detail , as far as is reasonably practicable in light of the nature and history of the Debtors and the condition of the Debtors' books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment concerning the Debtors' Joint Plan of Reorganization ("the Plan"). This Disclosure Statement is prepared pursuant to 11 U.S.C. Section 1125, which requires that it contain "adequate information" about the Debtors so that creditors and interest holders may make an informed judgment about the Plan. Please refer to the Plan for the definitions of various terms contained therein.

     Except as specifically stated to the contrary, this Disclosure Statement has been prepared from information submitted by the Debtors and their agents.

     1.02 Voting. To accept the Plan, you should place an "X" in the space following "Accept" on the Ballot enclosed with this Disclosure Statement. To reject the Plan, you should place an "X" in the space following "Reject" on the Ballot. Ballots must be served on Charles A. Beckham, Jr., Kemp, Smith, Duncan & Hammond, P.C., P.O. Box 2800, El Paso, Texas 79901, on or before the deadline set out in the Ballot.

1.03   NO REPRESENTATIONS CONCERNING THE DEBTORS,
AND IN PARTICULAR ABOUT FUTURE OPERATIONS OR
PROPERTY VALUES ARE AUTHORIZED BY THE DEBTORS
OTHER THAN AS SET FORTH HEREIN.  ANY
REPRESENTATION OR INDUCEMENT MADE TO SECURE
ACCEPTANCE OF THE PLAN, OTHER THAN AS
CONTAINED IN THIS DISCLOSURE STATEMENT,
SHOULD NOT BE RELIED UPON BY ANY CREDITOR.
THE RECORDS KEPT BY THE DEBTORS ARE NOT
WARRANTED OR REPRESENTED TO BE WITHOUT
ANY INACCURACY OR OMISSION, ALTHOUGH
EVERY EFFORT HAS BEEN MADE TO MAKE
THIS DISCLOSURE STATEMENT ACCURATE AND
COMPLETE.  THE INFORMATION CONTAINED HEREIN
AND IN ANY EXHIBITS ATTACHED HERETO HAVE NOT
BEEN AUDITED OR VERIFIED EXCEPT WHERE
SPECIFICALLY STATED, AND THE EXHIBITS ATTACHED
TO THE PLAN AND THE SCHEDULES AND STATEMENTS
OF AFFAIRS FILED IN THIS PROCEEDING HAVE LIKEWISE
NOT BEEN SUBJECT TO AN AUDIT OR OTHERWISE
VERIFIED BY A THIRD PARTY UNLESS SPECIFICALLY
EXPRESSED TO THE CONTRARY.  ALL REFERENCES TO
ACCOUNT, LOAN, AND CLAIM BALANCES REFERENCED
HEREIN AND ON DEBTORS' SCHEDULES ARE BASED
UPON DEBTORS' RECORDS, AND THEREFORE, THEY
MAY BE SLIGHTLY INACCURATE OR OTHERWISE
NOT THE SAME AS BALANCES REFLECTED IN THE
CREDITORS' OWN RECORDS.

THE COURT'S APPROVAL OF THIS DISCLOSURE
STATEMENT DOES NOT CONSTITUTE AN
ENDORSEMENT OF ANY OF THE REPRESENTATIONS
CONTAINED IN EITHER THE DISCLOSURE STATEMENT
OR THE PLAN, NOR DOES IT CONSTITUTE AN
ENDORSEMENT OF THE PLAN ITSELF.

ARTICLE II

Definitions

     2.01 Administrative Expense: Those expenses described in Section 503 of the Bankruptcy Code.

     2.02 Allowed Claim: A claim with respect to which: (a) a proof of claim has been filed with the Court on or before the Bar Date fixed by the Court, or
(b) scheduled in a list of creditors prepared and filed with the Court pursuant to Rule 1007 and not listed as disputed, contingent, or unliquidated whether as to liability or amount; and in either case, a claim (i) to which no objection to the allowance thereof has been filed within any applicable period of limitation fixed by Bankruptcy Rule 3003, an order of the Court, or the Plan, or (ii) which has been allowed by order of the court that has become final and is no longer subject to appeal.

     2.03 Allowed Priority Claim: An Allowed Claim for which the holder is entitled to priority under Section 507 of the Bankruptcy Code.

     2.04 Allowed Secured Claim: An Allowed Claim against the Debtors that is secured by a lien on property in which the bankruptcy estates have an interest or subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such creditor's interest in the estate's interest in such property, or to the extent of the amount subject to setoff, as the case may be.

      2.05 Allowed Unsecured Claim: An Allowed Claim against the Debtors that is not an Allowed Priority Claim or an Allowed Secured Claim, including the unsecured portion of undersecured claims as described in Section 506(a) of the Bankruptcy Code.

     2.06 Bankruptcy Code: The United States Bankruptcy Code as codified at 11 U.S.C. § 101, et seq.

     2.07 Bar Date: The deadline to file proofs of claim in these jointly administered cases as established by the Bankruptcy Court.

     2.08 Confirmation Date: The date upon which an order confirming the Plan is entered.

     2.09 Debtors: Medmart of Nevada, Inc., f/d/b/a Total Home Care, Health Industries, Inc., f/d/b/a M-D Medical Centers, Oxycare, Inc., and Total Homecare, Inc. a/k/a THC Homecare, Inc.

     2.10  Effective Date:  Eleven (11) days following the Confirmation Date.

     2.11 Invacare: Invacare Credit Corporation and Invacare Corporation collectively.

     2.12 Newcorp: The surviving company upon the merger of Total Homecare, Inc. a/k/a THC Homecare, Inc. with Safe Environment, Inc.

     2.13 Plan: The Debtors' Joint Plan of Reorganization filed in this case.

     2.14 Safe Environment, Inc.: A Nevada corporation which will be merged with Total Homecare, Inc. upon confirmation of the Plan. Safe Environment, Inc. is engaged in the business of providing unexploded ordnance removal services to make the environments of formerly active military bases and battlefields worldwide safe for use by their general populations.

     2.15  Sale Proceeds:   The proceeds of the sale of substantially all of
the Debtors' assets to Sierra Health Services, Inc. pursuant to the Court's Order Regarding Debtors' Motion to Sell Substantially All Assets Outside the Ordinary Course of Business Free and Clear of Liens entered on August 29, 1997.

ARTICLE III
History of the Debtors

     Med-Mart of Nevada, Inc. is a Nevada corporation. Med-Mart of Nevada, Inc. provided home health care services and supplies, primarily lease and sale of durable medical and respiratory goods and services, and had its principal place of business in Las Vegas, Nevada. Health Industries, Inc. is an Arizona corporation. Health Industries, Inc. provided home health care services and supplies, primarily lease and sale of durable medical and respiratory goods and services, and had its principal place of business in Phoenix, Arizona. On the Filing Date Health Industries, Inc. also operated two pharmacies.
Oxycare, Inc. is an Arizona corporation. Oxycare, Inc. provided respiratory and home health care goods and services, and had its principal place of business in Phoenix, Arizona. Med-Mart of Nevada, Inc., Health Industries, Inc., and Oxycare, Inc. collectively had over 100 employees and served a customer base of over 5,000 health care providers and health care customers.

     Total Homecare, Inc., also known as THC Homecare, Inc., is a Utah corporation. Total Homecare, Inc. was originally incorporated under the name Medmarco, Inc., however the Articles of Incorporation were amended to change the name to THC Homecare, Inc. Total Homecare, Inc. is the parent of the other Debtors and of Dignicare, Inc. Dignicare, Inc. is a defunct Arizona corporation. Total Homecare, Inc. is a publicly-traded company. However, subsequent to the bankruptcy filing trading of stock in Total Homecare, Inc. was suspended.

     Prior to the filing of their bankruptcy cases, the Debtors were indebted to Heller Financial, Inc. in the amount of approximately $1,857,907.04. Heller Financial, Inc. asserted a lien on virtually all of the Debtors' assets. In addition the Debtors were indebted to several other secured creditors and numerous unsecured creditors. The Debtors collectively listed approximately $2,400,000.00 in unsecured debt in their original Schedules.

     Prior to the bankruptcy filing all proceeds of the Debtors' accounts receivable and sale of inventory were placed in a "lock-box" account for the benefit of Heller Financial, Inc. In February of 1997 Heller Financial, Inc. "froze" the lock-box account and filed suit against the Debtors in Federal District Court in Illinois. The Debtors then filed for relief under Chapter 11 of the Bankruptcy Code on February 28, 1998. The Debtors attempted to reorganize in bankruptcy. Efforts to refinance the Heller Financial, Inc. debt and to emerge from bankruptcy were unsuccessful. It was ultimately determined that a sale of the Debtors' assets would yield the highest return to creditors.

ARTICLE IV
Significant Legal Events in the Chapter 11 Cases

     On the first day of the case, in order to obtain operating capital the Debtors filed their Motion for Authority to Incur Post-Petition Debt Secured by Super-Priority Lien on Property of the Estate and Memorandum in Support Thereof ("Motion for Authority"). Pursuant to the Motion for Authority, the Debtors sought authority to borrow approximately $184,000.00 from Heller Financial, Inc. The Court approved the Motion for Authority on February 28, 1997. Subsequently, the amount of the post-petition borrowing was increased to approximately $221,000.00.

     On March 13, 1997 the Debtors filed their Motion for Authority to Use Cash Collateral ("First Cash Collateral Motion"). Pursuant to the First Cash Collateral Motion, the Debtors sought authority to use cash collateral for ninety (90) days. The Court approved the use of cash collateral for ninety
(90) days pursuant to the terms of the Interim Order Authorizing the Debtors to Use Cash Collateral and Granting Adequate Protection Pursuant to Section 361 and 363 of the Bankruptcy Code entered on March 20, 1997. Subsequent cash collateral orders authorized the use of cash collateral to July 28, 1997.

      On March 21, 1997 the Debtors filed their Motion for Authority to Incur Post-Petition Debt Secured by Junior and Senior Liens and Memorandum in Support Thereof ("Carraway Motion"). In their Carraway Motion the Debtors sought Court approval of a post-petition loan of $225,000.00 from William Carraway, a director of Total Homecare, Inc. On April 10, 1997 the Court entered its Order Authorizing the Debtors to Incur Post-Petition Debt Secured by Junior and Senior Liens ("Carraway Order"). Pursuant to the Carraway Order William Carraway loaned the Debtors $225,000.00.

     On July 17, 1997 the Debtors filed their Debtors' Motion to Sell Substantially All Assets Outside the Ordinary Course of Business Free and Clear of Liens and Memorandum in Support Thereof ("Motion to Sell"). In their Motion to Sell the Debtors sought Court approval of a sale of substantially all assets of the operating Debtors to NEWCO, an affiliate of Philadelphia Investment Corporation. A hearing was held on the Motion to Sell on August 15, 1997. At the hearing a competing offer from Sierra Health Services, Inc. ("Sierra") was approved, and the Debtors were authorized to sell the assets and operations described in the Motion to Sell to Sierra for $3,200,000.00. The sale closed on August 29, 1997. Most of the sale proceeds were used to pay secured creditors and administrative expenses.

     On April 10, 1997 the Debtors filed their Complaint to Determine Extent and Validity of Purported Lien, to Avoid Lien and for Declaratory Judgment ("Invacare Complaint"), seeking declaratory relief against Invacare regarding the purported liens of Invacare on the Debtors' assets. Invacare had asserted a secured claim of $865,945.80. On September 25, 1997 the Debtors filed their Motion for Approval of Compromise and Settlement With Invacare Credit Corporatio n and Invacare Corporation Regarding Complaint to Determine Extent and
Validity of Purported Lien, to Avoid Lien and for Declaratory Judgment ("Invacare Motion to Settle"). In the Invacare Motion to Settle the Debtors sought approval of an agreement whereby Invacare's secured claim was reduced to $175,000.00, with the balance of Invacare's claim to be treated as unsecured. The Invacare Motion to Settle was granted by the Court by order entered on October 31, 1997.

          On August 14, 1997 the Debtors filed their Complaint to Determine Extent and Validity of Purported Lien, to Avoid Lien and for Declaratory Judgment ("Riceberg Complaint"), seeking declaratory relief against Harvey B. Riceberg regarding the purported liens of Mr. Riceberg on the Debtors' assets. Mr. Riceberg had asserted a secured claim of approximately $160,000.00. On February 5, 1998 the Debtors filed their Motion for Approval of Compromise and Settlement With Harvey B. Riceberg Regarding Complaint to Determine Extent and Validity of Purported Lien, to Avoid Lien and for Declaratory Judgment ("Riceberg Motion to Settle"). In the Riceberg Motion to Settle the Debtors sought approval of an agreement whereby Mr. Riceberg's secured claim was reduced to $39,000.00, with the balance of Mr. Riceberg's claim to be treated as unsecured. The Riceberg Motion to Settle was granted by the Court by order entered on April 9, 1998.

     On October 6, 1997 the Debtors filed their Amended Motion for Approval of Compromise and Settlement With Bergen Brunswig Drug Company ("Bergen
Motion"). In the Bergen Motion the Debtors sought approval of an agreement to reduce the secured claim of Bergen Brunswig from $439,616,00 to $275,000.00. The Bergen Motion was granted by the Court by order entered on December 10, 1997.

ARTICLE V
Financial Information

     The Debtors have sold all of their assets relating to their business operat ions. The Debtors' remaining assets consist of; 1) approximately $30,000.00 in cash, 2) their interest in a Proof of Claim filed in the Chapter 7 bankruptcy case of Charleston Operating Company, Inc., case number
95-23985-RCJ pending in the United States Bankruptcy Court for the District of Nevada, and 3) their interest in any avoidable transfers under the Bankruptcy Code. The Debtors' Proof of Claim in the bankruptcy case of Charleston Operating Company was in the amount of $107,085.40 plus interest.
The Debtors have been informed they will likely recover approximately 20% of their claim. Therefore, the Debtors value this asset at $21,417.00.

     The Debtors are currently analyzing their financial records to determine if they have any avoidable transfers that could be recovered for the benefit of the estate and creditors. Based on a preliminary review of transfers made within ninety days of the Filing Date, the Debtors believe the following entities may have received available transfers pursuant to Sections 544, 547, 548 and 549 of the Bankruptcy Code: AT&T Wireless, B&F Medical Products, Bergen Brunswig Drug Company, Foxtail Enterprises, Invacare Credit Corporation, McGaw Corporation, Pride Health Care, Inc., Progressive Medical Technologies, Puritan Bennett Corporation, Quickie Designs, Inc., Ross Laboratories, Sandoz Nutrition, Sunmed Service, Inc., Sunrise Home Care, Air Liquide, AmeriSource Corporation, Bristol Myers Squibb Company, Cardinal Health Care, Colorplast Corporation, Graham Field, Firebird Fuel, Roger Olson
Company, US West Communications, American Express,     Arthur Andersen, Coast
Business Credit, Durham, Evans, Jones & Pinegar, Johnson & Associates, ABC Distributing, Inc., Camp International, Inc., CellularOne, ColoPlast, Inc., Creative Medical Technology, Hollister, Inc., Hospital Specialty Company, Q&K
Services, and Sunwest Medical Center.   This list is not intended to be
exclusive, and the Debtors reserve the right to pursue other parties for avoidable transfers if the facts warrant. Based on the Debtors records at this time, however, the foregoing list contains the parties against which there may be avoidable transfer actions. All of the avoidance actions will be assigned to Newcorp. Newcorp will determine in its sole discretion whether any particular transfer should be pursued, based on the amount of the transfer, the likelihood of recovery, solvency of the entity and any other factors the reorganized Debtor believes appropriate. The Debtors have no estimate of value of their avoidable transfers at this time, and therefore value this asset at $0.

ARTICLE VI
Classes of Creditors

     The following is a list of the various classes of creditors dealt with in the Plan. Reference should be made to the Plan for details concerning the proposed specific treatment of each class.

     6.1 Class One -- Allowed Claims Under Section 507(a)(1) of the Bankruptcy Code. Class One consists of the unpaid Administrative Expenses incurred by the Debtors during the course of these jointly administered bankruptcy cases. The Debtors have paid various administrative claims during the course of their Chapter 11 cases, including such claims arising out of rejection of unexpired leases, certain health care reimbursement claims, and approved fees and expenses of their professionals. The only remaining claims in this Class are the unpaid fees and expenses for the Debtors' professionals. The Class One claimants are Kemp, Smith, Duncan & Hammond, P.C., attorneys for the Debtors, and Jolley, Urga, Wirth & Woodbury, local counsel for the Debtors. The Debtors estimate their unpaid professional fees will total approximately $40,000.00. The claims of the Debtors' professionals are subject to Court approval.

     6.2 Class Two --Allowed Priority Claims other than Class One claims. Class Two consists of all claims entitled to priority under Section 507 of the Bankruptcy Code other than administrative claims. The Debtors believe the only creditors in Class Two are tax claimants. According to the Debtors' Schedules the tax claimants holding Allowed Priority Claims are as follows:
Oxycare, Inc. -None: Health Industries, Inc. -Arizona Department of Revenue, $8,599.75, City of Mesa, Arizona, $293.26, City of Phoenix, Arizona, $1,168.51, City of Scottsdale, Arizona, $722.40: Medmart of Nevada, Inc. -State of Nevada Department of Taxation, $12,938.00: Total Homecare, Inc. -None. The Class Two claims total $23,721.92. Additionally, the Debtors may owe a sum to the Internal Revenue Service, however the amount is unknown.

     6.3 Class Three --Allowed Secured Claims. The Debtors scheduled the following secured creditors in their Schedules: Advanta Leasing Corporation, Ainsep Corporation, Bank of America Arizona, N.A., Bergen Brunswig Corporation, Copelco Capital, Inc., Everest & Jennings, Inc., Heller Financial, Inc., M & C Leasing, Clark County Assessor, and Wells Fargo f/k/a First Interstate Bank. Each of the Allowed Secured Claims have been satisfied either by payment of the Allowed Secured Claim from the Sale Proceeds or by surrender of the collateral which secured the Allowed Secured Claim. Therefore, there are no longer any creditors in Class Three.

     6.4 Class Four --Allowed Claims of Unsecured Creditors. Class Four consists of allowed non-priority unsecured claims against the Debtors. In their Schedules and Supplemental and Amended Schedules F the Debtors scheduled their total Unsecured Creditors as follows: Total Homecare, Inc. -$685,897.58:
Medmart of Nevada, Inc. -$1,106,338.56: Oxycare, Inc. -262,801.18, and Health
Industries, Inc. -$1,685,328.17.   Some of the claims of Unsecured Creditors
were listed as contingent, unliquidated, and/or disputed. Additionally, Invacare, Bergen Brunswig Drug Company and Harvey B. Riceberg have Allowed Unsecured Claims pursuant to the compromise motions described in Article Four above.

     Upon confirmation of the Plan the Debtors will analyze the Schedules and Proofs of Claim to determine which of the Unsecured Creditors hold Allowed Claims. Additionally, the Debtors reserve the right, before and for a period of 180 days following, the Effective Date to object to claims or to have the Court determine the claim amount of any creditor for purposes of receiving any distribution under the Plan.

     6.5 Class Five-- Claims of equity interest owners in the Debtors. Total Homecare, Inc., a/k/a THC Homecare, Inc. Total Homecare, Inc. is a publicly traded corporation. As of January 2, 1997 Total Homecare, Inc. had 114 active shareholders and 530,382 shares outstanding.

     Total Homecare, Inc. owns 100% of the stock in Medmart of Nevada, Inc., Health Industries, Inc., and Oxycare, Inc.

     6.6 In addition to the foregoing, the Debtors, both as debtors in possession and as reorganized after confirmation of the proposed Plan, are obligated to pay U.S. Trustee quarterly fees based upon their disbursements in accordance with the sliding scale set forth at 28 U.S.C. Section 1930(a)(6). These fees accrue throughout the pendency of the cases until entry of a final decree. U.S. Trustee fees paid prior to confirmation of a plan of reorganization will be reported in operating reports required by 11 U.S.C. Sections 704(8), 1106(a)(1), 1107(a) and the United States Trustee
Guidelines. All U.S. Trustee quarterly fees accrued prior to confirmation of a plan of reorganization will be paid by on or before the effective date of the plan pursuant to 11 U.S.C. Section 1129(a)(12). All U.S. Trustee fees accrued post-confirmation will be timely paid on a calendar quarter basis and reported on post-confirmation reports required by Local Rule 3020. Final fees will be paid on or before the entry of a final decree in these cases. Based upon the Debtors' disbursements during the pendency of these cases, it is anticipated that the Debtors will owe approximately $19,000.00 in U.S. Trustee fees on the proposed Effective Date of the Plan and $600.00 for each quarter thereafter until entry of a final decree.

ARTICLE VII

Treatment of Claims and Interests

     Reference should be made to the Plan for full details concerning classification and treatment provided for any particular claim or interest. The following is only a summary.

     7.1 All Class One Administrative Expenses will be paid in full in cash upon the later of; 1) the Effective Date, or 2) the date on which the Court approves the Administrative Expense (for professional fees); except as otherwise agreed by the Debtors and the Administrative Expense claimant. The claims for the Debtors' professionals shall be paid only if and when approved by the Court. Unless otherwise agreed by the administrative claimant approved Administrative Expenses shall be paid pro rata prior to any distribution be made to any other creditors. Class One claims are not impaired.

     7.2 All Allowed Class Two Claims shall be paid in equal monthly installments over a period of sixty (60) months, with payments based on a sixty (60) month amortization. Interest shall not accrue on the Allowed Class Two Claims from the Filing Date through the Effective Date. Interest shall accrue on the Allowed Class Two Claims from the Effective Date at the rate of 8% per annum until paid. The Debtors may prepay any Allowed Class Two Claim at any time without penalty. All Allowed Class Two Claims shall release any and all liens, claims, charges and assessments they may have or hold upon payment of their Allowed Claims.

     7.3 The Debtors believe there are no Class Three creditors. To the extent any Class Three claims remain the Debtors surrender any collateral remaining in possession of the Debtors to the Class Three claimant in full satisfaction of the Class Three claims. Class Three claims, to the extent there are any, are impaired.

       7.4 All Allowed Unsecured Claims shall receive a pro rata share of at least five percent (5%) of the common stock in Newcorp. Newcorp will not issue fractional shares, therefore each share to be distributed to an unsecured creditor shall be rounded up to the nearest share. All future income and profits of Newcorp are to be contributed to Newcorp and any value to the Class Four creditors will lie solely in stock appreciation and value.

     The Debtors believe the stock to be issued for Allowed Unsecured Claims will be exempt from certain securities laws under Section 1145 of the Bankruptcy Code. The stock will be voting stock. The stock will be unrestricted and assignable. Newcorp shall not be obligated to register such shares or to maintain registration of such shares.

     No interest, penalties, late charges or additional charges (such as attorneys fees or costs of collection) shall be allowed on any Unsecured Claim subsequent to the Filing Date, unless specifically allowed in the Plan. All claims of creditors arising out of the rejection of executory contracts or unexpired leases must file a Proof of Claim within thirty (30) days after the Effective Date. If a Proof of Claim arising out of the rejection of an executory contract or unexpired lease is timely filed and no objection is filed to its allowance, or the Court enters a final order allowing the Proof of Claim the claim shall be included in Class Four. Class Two claims are impaired.

     7.5 The Class 5 creditors will receive no distribution under the Plan. All presently outstanding stock of each of the Debtors and any rights to subscribe or purchase stock from any of the Debtors, whether characterized as shares, warrants, options, or any other equity type interest, shall be canceled and extinguished effective as of the Effective Date. The Class 5 claims are impaired.

ARTICLE VIII
Means for Implementation of the Plan

     Upon confirmation of the Plan effective as of the Effective Date, the Chapter 11 cases filed by the Debtors shall be consolidated and all assets and liabilities of the Debtors shall be consolidated for all purposes and deemed to be assets and liabilities of the consolidated debtors. Any claim filed against any of the Debtors and any obligation of the Debtors shall be deemed to be an obligation of the consolidated debtors, and all duplicate claims or obligations shall be eliminated. All obligations of the Debtors to each other shall be eliminated. The cases shall be consolidated under the case styled and numbered In re Total Homecare, Inc., case number 97-21413.

       Within sixty (60) days after the Effective Date Total Homecare, Inc. and Safe Environment, Inc. shall be merged. Safe Environment, Inc. is engaged in the business of providing exploded and unexploded ordnance removal services and environmental cleanup services at formerly active military bases and battlefields to render the locations safe for use by the general population.
A 1997 balance sheet for Safe Environmental, Inc. is attached hereto as Exhibit "A". Solely for purposes of the Plan, the surviving corporate entity shall be called "Newcorp". However, the surviving entity may continue to operate or act under the names of the Debtors; and the surviving entity may file pleadings and otherwise appear in this case and in contested matters and adversaries in this case under the names of the Debtors. At least five percent of the common stock in Newcorp shall be distributed to holders of Allowed Unsecured Claims in accordance with Paragraph 7.4. Notwithstanding the above, at its sole option upon the completion of due diligence, Safe Environment, Inc. may elect not to merge with Total Homecare, Inc. In the event Safe Environment, Inc. chooses not to merge with Total Homecare, Inc., Total Homecare, Inc. shall be liquidated under the supervision of its sole director, Charles McLaughlin. In the event of liquidation, any proceeds of liquidation shall be distributed to creditors pursuant to priorities described in Section 507 of the Bankruptcy Code.

     Title to all of the estate property (except as otherwise provided under the Plan) shall be vested in the consolidated Debtors upon confirmation. Upon the merger of Total Homecare, Inc. and Safe Environment, Inc., all of the property and assets of the consolidated Debtors shall be vested in Newcorp. Charles McLaughlin shall manage the consolidated Debtors post-confirmation pending the proposed merger. The current management of Safe Environmental, Inc. shall manage Newcorp.

ARTICLE IX
Executory Contracts and Unexpired Leases

     The Debtors rejected several executory contracts and unexpired leases during the course of these Chapter 11 cases. The Debtors believe that their rights and duties under all executory contracts and unexpired leases which were not rejected, have been undertaken by Sierra Health Services, Inc. as part of its purchase of assets pursuant to its purchase of the assets of the Debtors. To the extent the Debtors are a party to an executory contract or unexpired lease it shall be deemed rejected upon confirmation of the Plan.

     All parties asserting a Claim against the Debtors arising out of the rejection of an executory contract or unexpired lease must file a proof of claim within thirty (30) days after the Effective Date. The Debtors must file any objection to a Proof of Claim arising out of rejection, within thirty (30) days after it is filed. If a Proof of Claim is timely filed and no objection is filed to its allowance, or the Court enters a final order allowing the Proof of Claim, the claim will become a Class Four claim.

  ARTICLE X
Alternatives to Plan and Liquidation Analysis

     10.1 Alternatives to the Plan include continuation of the Chapter 11 case; conversion to a liquidation bankruptcy; or dismissal of the proceedings. The Debtors believe the proposed Plan is in the best interest of all creditors and the Debtors. The Debtors do not favor any alternatives to the Plan at this time. In arriving at that conclusion, the Debtors assess the alternatives as follows:

     a. If the case were continued in Chapter 11, continuation in Chapter 11 would not further reduce the number of creditors or the amount of unsecured claims. Administrative expenses would increase.

     b. The Debtors believes that a liquidation bankruptcy would not be in the interest of all parties. A Chapter 7 liquidation may result in additional liquidation expenses not present under the Plan. The Debtors believe there would be little or no distribution to creditors in a Chapter 7 case. The Debtors make this assumption because their cash and the estimated value of their claim in the Charleston Operating Company bankruptcy case, likely will not be sufficient to pay administrative and priority claims in full. Although the Debtors may also hold avoidable transfers which could be recovered for the benefit of creditors, to the extent these proceeds were to exceed the administrative and priority claims the Debtors believe the value of stock in Newcorp being offered to unsecured creditors would exceed the value of such proceeds.

     c. Dismissal of the proceedings would, in the judgment of the Debtors, also lead to an unsatisfactory result. Dismissal would inevitably result in a piecemeal liquidation of the Debtors' property, with delayed benefit to unsecured claimants.

     10.2 This Disclosure Statement describes alternatives to the Plan; however, the creditors may only vote for or against the Plan. The vote on the Plan does not include a vote on alternatives to the Plan. There is no assurance what turn the proceedings will take if the Plan fails to win acceptance. Creditors should consult counsel of your choice if they have questions concerning the Plan and reorganization process.

ARTICLE XI
Tax Consequences

     The federal income tax aspects of reorganization under Chapter 11 are complicated and uncertain, and it is not possible to present in this Disclosure Statement a detailed analysis of the tax consequences of the actions contemplated by the Plan. Consequently, each creditor and interest holder is urged to consult its own tax advisors with respect to the consequences of the Plan.

ARTICLE XII
Required Vote for Reorganization

     Voting on the Plan is by classes. Unimpaired classes are deemed to have accepted the Plan. At least one class of impaired claims must vote to accept the Plan in order for the Plan to be confirmed. Acceptance by a class requires acceptance by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the allowed claims held by the members of the class. If any class of impaired claims fails to accept this Plan, the Debtors may attempt to invoke the so-called "cram down" provisions of Section 1129(b) of the Bankruptcy Code.

  ARTICLE XIII
Feasibility and Risk to Creditors

     The Debtors believes the Plan is feasible and confirmable pursuant to
Section 1129 of the Bankruptcy Code. However, there is a risk with respect to the stock to be distributed in Newcorp. As with any investment in a new entity, there is substantial risk that Newcorp will not be a successful business.

 ARTICLE XIV
Miscellaneous Terms of the Plan

     14.1 A Final Decree closing this case shall be automatically entered without further notice or hearing after the expiration of a ninety (90) day period following the Effective Date of the Plan, unless the Debtors or a party in interest move, for cause shown, for an enlargement of the ninety day period.

     14.2 The Debtors shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6).

     14.3 The Debtors shall have until ninety days following confirmation to object to any creditor's claim. The Debtors are currently analyzing the creditor's claims. At this time the Debtors do not intend to object to any creditor's claim.

     14.4 Until the Court closes the Debtors' cases, the Court will retain jurisdiction of this bankruptcy case for all matters necessary and appropriate to the carrying out of the purposes of the Bankruptcy Code and the Plan, including the following: (i) to classify, allow, disallow, subordinate or otherwise rule upon claims and matters relating thereto, (ii) to determine all matters arising out of property of the estate, the Plan and this case, (iii) to recover all assets and properties of the Debtors, (iv) to modify, enforce or interpret the Plan or orders or pleadings filed in this case, (v) to enter orders appropriate to conclusion and closing of this case, (vi) to correct any defect, inconsistency, or omission in the Plan or Order confirming the Plan, and (vii) to decide issues concerning tax and reporting issues relating to the Plan.

     DATED: October 29, 1998.

                              Respectfully submitted,

                             MEDMART OF NEVADA, INC.


                              By:  /s/ Charles McLaughlin
                             CHARLES MCLAUGHLIN, Chairman of the Board


                             HEALTH INDUSTRIES, INC.


                             By:  /s/ Charles McLaughlin
                             CHARLES MCLAUGHLIN, Chairman of the Board


                             OXYCARE, INC.


                              By:   /s/ Charles McLaughlin
                              CHARLES MCLAUGHLIN, Chairman of the Board


                              TOTAL HOMECARE, INC.


                              By:  /s/ Charles McLaughlin
                              CHARLES MCLAUGHLIN, Chairman of the Board


                              KEMP, SMITH, DUNCAN & HAMMOND, P.C.
                              P.O. Drawer 2800
                              El Paso, Texas  79999-2800
                              (915) 533-4424
                              (915) 546-5360  (FAX)



                              By:   /s/ Charles A. Beckham, Jr.
                                 CHARLES A. BECKHAM, JR.
                                 State Bar No. 02016600
                                 JAMES W. BREWER
                                 State Bar No. 02965200

                                 Brian Holthus
                                 Jolley, Urga, Wirth & Woodbury
                                 3800 Howard Hughes Parkway
                                 Sixteenth Floor
                                 Las Vegas, Nevada 89109
                                 (702) 699-7500

                                Attorneys for the Debtors

INDEPENDENT AUDITOR'S REPORT


Board of Directors
Safe Environment, Inc.


     We have audited the accompanying balance sheet of Safe Environment, Inc. (a development stage company) as of June 30, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Safe Environment, Inc. (a development stage company) as of June 30, 1997, in conformity with generally accepted accounting principles.


/s/ Peter C. Cosmas, CPA's
Peter C. Cosmas, CPA's

400 Madison Ave.
New York, New York 10017
July 16, 1997

      Safe Environment, Inc.
(a development stage company)
Balance Sheet
June 30, 1997

Assets

Current assets:
     Cash and cash equivalents        47,138
     Prepaid expenses                        9,137

     Total assets                               56,275


Liabilities and Stockholders
Equity

Current liabilities:
     Accounts payable                      3,150
     Accrued expenses                      1,025

     Total current liabilities              4,175


Stockholders' equity

     Preferred stock,
     $.01 par value
     5,000,000 shares authorized,
     none issued


Common stock, $.01 par value
     50,000,000 shares authorized,
     1,104,200 shares issued and
     outstanding                               11,042

Additional paid-in-capital             41,058

     Total stockholders' equity        52,100

     Total liabilities and
     stockholders' equity                  56,275


(See accompanying notes to balance sheet)

      Safe Environment, Inc.
(a development stage company)
Notes to Balance Sheet
June 30, 1997

1.     Description of Business and Basis of Presentation

     Safe Environment, Inc. ("The Company") located in Manasas, Virginia was incorporated under the laws of the State of Nevada on March 26, 1997. The Company is engaged in locating, removing and disposing of unexploded ordnance, such as bombs, land mines, grenades and ammunition. Initially the Company will concentrate on the site remediation work required in connection with the closure of domestic U.S. military facilities. It then expects to expand to similar work in connection with the closure of overseas bases of the U.S. military. Finally, it expects to expand to the removal of land mines on a worldwide basis. To date, the Company's primary activities have involved the establishment of its operations, recruiting of personal and pursuit of its development programs. To date there are no revenues and accordingly, it is classified as a development - stage company.

2.     Stockholders' Equity

     Preferred Stock

     The 5,000,000 shares of preferred stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series.

     Common Stock

     The Company's Articles of incorporation, as amended, provide for the issuance of 50,000,000 shares of common stock, having a par value of $.01 per share, at the time of incorporation. The Company recognizing the approximately two years of planning and development efforts by its two founders, issued each of them 500,000 shares of the common stock at a price of one cent (.01) per share. In addition the Company issued each of them stock options to purchase additional shares of common stock at an exercise price of $.25 per share.

Safe Environment, Inc.
(a development stage company)
Notes to Balance Sheet
June 30, 1997

(continued)


Stock Option Plans

     The Company has adopted two stock option plans for key employees, including the founders. One of the plans is an incentive stock option plan and the other plan is a performance option plan. The company issued each of its two founders stock options under the plan to purchase 500,000 shares at a price of One dollar ($1.00) per share at any time prior to December 31, 1999.

     The Company has also agreed to issue each of the stock options under the performance option plan to purchase 500,000 shares at an option price of one cent ($.01) per share, subject to them meeting the performance goals required. These performance options have not been granted to date, however, because the performance goals to be achieved have not been established by the Board of Directors.

Warrants

     As of June 30, 1997 the Company has issued warrants to purchase up to 383,400 shares of common stock at exercise prices ranging from $.50 to $1.00 per share to certain investors, legal counsel and an investment broker. The value of these warrants is not material.

3.     Subsequent events

     The Company is in the process of offering Units, each unit consisting of twenty (20) shares of the common stock of the Company, Twenty (20) "A" Common stock purchase warrants, fifteen (15) "B" Common Stock purchase warrants, fifteen (15) "C" Common stock purchase warrants and twenty (20) "D" Common stock purchase warrants, each exercisable for a period ending December 31, 1997 for the purchase of one (1) share of the Company's common stock at the following exercise prices.

Safe Environment, Inc.
(a development stage company)
Notes to Balance Sheet
June 30, 1997

(continued)

     "A" Warrants     $.50
     "B" Warrants     .675
     "C" Warrants     .875
     "D" Warrants     1.00

     These units are being offered pursuant to the provisions of Rule 504 of Regulation-D, and have not been registered under the Securities Act of 1933.